Exhibit 5.2

faegredrinker.com
Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, Pennsylvania 19103 +1 215 988 2700 main +1 215 988 2757 fax

May 20, 2022

Sunoco LP

Sunoco Finance Corp.

8111 Westchester Drive

Suite 400

Dallas, Texas 75225

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Sunoco Retail LLC, a Pennsylvania limited liability company (the “Company”), in connection with the exchange offer registered on Form S-4 and filed on the date hereof (the “Registration Statement”) on behalf of, inter alia, Sunoco LP, a Delaware limited partnership (“Sunoco”), Sunoco Finance Corp., a Delaware corporation (“Finance Corp.” and, together with Sunoco, “Issuers”), providing for the issuance and sale by the Issuers of 4.500% Senior Notes due 2030 in the aggregate principal amount of $800,000,000 that have been registered under the Securities Act of 1933 (the “Registered Notes”), with respect to which the Company is a Guarantor, in exchange for the previously issued 4.500% Senior Notes due 2030 in the aggregate principal amount of $800,000,000 that were issued in a transaction exempt from the registration requirements of the Securities Act of 1933 (the “Unregistered Notes”) and under an Indenture dated as of October 20, 2021, by and among the Issuers, the guarantors party thereto (including the Company) and U.S. Bank National Association (the “Indenture”). Capitalized terms not defined herein have the meanings specified in the Registration Statement.

For purposes of this opinion, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the Registration Statement (including the prospectus contained therein), the Indenture (including the Note Guarantees as set forth therein) pursuant to which the Registered Notes are being issued, the certificate of organization and operating agreement of the Company, the resolutions of the Company’s sole member authorizing, among other things, the Note Guarantees, and such limited liability company records and other agreements, instruments and documents and such certificates of the Company or its parent entities or comparable documents of public officials and officers, members and representatives of the Company, have made such inquiries of such officers, members and representatives of the Company and have considered such matters of law, in each case as we have deemed appropriate as the basis of the opinions hereinafter set forth.

Sunoco LP	May , 2022

In all such examinations, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of signatures (including electronic signatures), the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, the accuracy and completeness of all certificates, records, and other information made available to us by the Company, and the absence of any undisclosed modifications to the agreements and instruments reviewed by us.

As to questions of fact material to this opinion, we have relied upon the accuracy of certificates and other comparable documents of officers, members, representatives and parent entities of the Company, upon statements made to us in discussions with the Company’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

The opinion in paragraph 1 concerning the subsistence of the Company is based solely on a certificate dated May 17, 2022 from the Pennsylvania Department of State.

Our opinions expressed herein are limited to the laws of the Commonwealth of Pennsylvania, which in our experience are normally applicable to unregulated business limited liability companies and to transactions of the type contemplated by the Registration Statement (without our having made any investigation as to any other laws). Without limiting the foregoing, we do not express any opinion herein concerning any other laws, including any “blue sky” or securities law of any jurisdiction, or any environmental, tax or antitrust laws of any jurisdiction or the USA PATRIOT Act of 2001, as amended, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. app. 1 et seq. or any other law, rule or regulation designed to combat terrorism or money laundering or swap transactions.

Based on the foregoing, and subject to the qualifications, limitations, and assumptions stated herein, we advise you that, in our opinion:

1.

The Company is a limited liability company validly subsisting under the laws of the Commonwealth of Pennsylvania with the requisite limited liability company power and authority to own its property and to conduct its business as described in the Registration Statement.

2.	The Company has the limited liability company power and authority to execute and deliver the Indenture and to perform its obligations, including the Note Guarantees, thereunder.

3.

The execution, delivery and performance by the Company of the Indenture, including the Note Guarantees, have been duly authorized by all necessary limited liability company action on the part of the Company. The Indenture has been duly executed and delivered by the Company as a Guarantor.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Sunoco LP	May , 2022

We further advise you that the opinions given herein are given as of the date hereof, limited by facts, circumstances and laws in effect as of such date, and that by rendering these opinions we undertake no obligation to advise you with respect to any changes therein.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ F. Douglas Raymond, III

F. Douglas Raymond, III, Partner